Exhibit 3.158

State of Delaware
Secretary of State
Division of Corporations
Delivered 03:13 PM 04/11/2019
FILED 03:13 PM 04/11/2019
SR 20192765215 - File Number 7369704

STATE OF DELAWARE
CERTIFICATE OF FORMATION
OF LIMITED LIABILITY COMPANY

The undersigned authorized person, desiring to form a limited liability company pursuant to the Limited Liability Company Act of the State of Delaware, hereby certifies as follows:

1.                                      The name of the limited liability company is Hillstone Permian Roosevelt, LLC.

2.                                      The Registered Office of the limited liability company in the State of Delaware is located at 850 New Burton Road, Suite 201 (street), in the City of Dover, Zip Code 19904.  The name of the Registered Agent at such address upon whom process against this limited liability company may be served is COGENCY GLOBAL INC.

By:	/s/ Sean D. Hawkins
Authorized Person

Name:	Sean D. Hawkins
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